News Release
NYSE: MYE

Contact(s):
Donald A. Merril, Vice President &
Chief Financial Officer, (330) 253-5592

Max Barton, Director, Corporate Communications
& Investor Relations, (330) 761-6106

Myers Industries Agrees to be Acquired by GS Capital Partners
Myers Industries Shareholders Offered $22.50 Per Share in Cash

FOR IMMEDIATE RELEASE: April 24, 2007, Akron, Ohio--Myers Industries, Inc. (the "Company" or "Myers") (NYSE: MYE) today announced a definitive agreement to be acquired by GS Capital Partners (GSCP) in a transaction valued at approximately $1.07 billion including the assumption or repayment of approximately $276.0 million of debt.

Under the terms of the agreement, GSCP will acquire all of the outstanding shares of Myers Industries' common stock. Shareholders will receive $22.50 per share in cash for each share of common stock they hold.

The Board of Directors of Myers Industries, on the unanimous recommendation of a Special Committee, has unanimously approved the transaction and will recommend that Myers' shareholders approve the proposed sale.

John C. Orr, president and chief executive officer, said, "After thorough analysis, the Special Committee and the Board have endorsed this transaction as being in the best interests of our shareholders. We have undertaken many successful initiatives over the last two years to transform and grow, with the goal of creating more value for all of our stakeholders. After careful review of our strategic business segments and the best avenues for growth, we are excited about this opportunity with GS Capital Partners."

The transaction is subject to certain closing conditions, including the approval of Myers Industries' shareholders, regulatory approvals, and the other customary conditions of closing. There is no financing condition to complete the transaction.

Under the agreement, Myers Industries may solicit competing proposals from third parties over the next 45 days. The Company may, at any time, subject to the terms of the agreement with GSCP, respond to unsolicited proposals. To the extent that a proposal solicited leads to the execution of a definitive agreement for an alternative transaction, the Company would be required to pay a $25 million termination fee to GSCP. In accordance with the agreement, Myers Industries' Board of Directors, through its Special Committee and with the assistance of outside advisors, intends to solicit competing proposals during the 45-day period. The Company advises that there can be no assurance that the solicitation of proposals will result in an alternative transaction. Certain members of the Myers family and their affiliates have agreed to vote their shares, which represent in the aggregate approximately 19 percent of the outstanding shares of common stock of Myers Industries, in favor of the transaction with GSCP.

Myers Industries will hold a Special Meeting of Shareholders to consider and vote on the proposed merger agreement.

KeyBanc Capital Markets is acting as financial advisor to Myers Industries and delivered a fairness opinion to the Special Committee of the Board. William Blair & Company delivered a fairness opinion to the Special Committee of the Board. Benesch Friedlander Coplan & Aronoff LLP is acting as legal advisor to Myers Industries. Goldman, Sachs & Co. is acting as financial advisor to the acquirer. Fried, Frank, Harris, Shriver & Jacobson LLP is acting as legal advisor to the acquirer.

About Myers Industries
Myers Industries, Inc. (NYSE: MYE) is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment, and supplies for the tire, wheel, and undervehicle service industry in the U.S. Myers Industries had record net sales from continuing operations of $780.0 million in 2006. Visit www.myersind.com to learn more.

About Goldman, Sachs & Co. & GS Capital Partners
Founded in 1869, Goldman, Sachs & Co. is one of the oldest and largest investment banking firms. Goldman Sachs is also a global leader in private corporate equity and mezzanine investing. Established in 1992, the GS Capital Partners Funds are part of the firm's Principal Investment Area in the Merchant Banking Division. Goldman Sachs' Principal Investment Area has formed 13 investment vehicles aggregating $56 billion of capital raised. GS Capital Partners VI is the current primary investment vehicle for Goldman Sachs to make large, privately negotiated equity investments.

Important Additional Information Will Be Filed with the SEC
In connection with the proposed sale, Myers Industries, Inc. will file a Proxy Statement with the Securities and Exchange Commission (SEC), which will include the merger agreement and the date and time for the Special Meeting of Shareholders. The Proxy Statement that Myers Industries plans to file with the SEC and mail to shareholders will contain information about the Company, the proposed sale, and related matters. Investors and security holders are encouraged to read the Proxy Statement carefully, as it will contain important information that should be considered before making a decision about the TRANSACTION.

Investors and security holders will also be able to obtain the Proxy Statement and other filings from Myers Industries for free from the SEC website at www.sec.gov, or from Myers Industries' web site at www.myersind.com on the Investor Relations page. Shareholders may also contact the Company's Investor Relations Department by phone or mail to request the free information: Myers Industries, Inc. -- 1293 South Main Street -- Akron, Ohio 44301 -- Tel: (330) 253-5592.

Myers Industries' directors, executive officers, and other members of the management team and employees may be deemed to be participants in the solicitation of proxies in respect to the sale. Information concerning the Company's participants in the solicitation process will be set forth in the Proxy Statement relating to the sale when it becomes available.

Caution on Forward-Looking Statements: Statements in this release may include "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed "forward-looking."  Words such as "expect," "believe," "project," "plan," "anticipate," "intend," "objective," "goal," "view," and similar expressions identify forward-looking statements. These statements are based on management's current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company's control, that could cause actual results to materially differ from those expressed or implied. Factors include, but are not limited to: changes in the markets for the Company's business segments; changes in trends and demands in the industries in which the Company competes; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; raw material availability, increases in raw material costs, or other production costs; future economic and financial conditions in the United States and around the world; the Company's ability to execute the components of its Strategic Business Evolution process; and other risks as detailed in the Company's 10-K and other reports filed with the Securities and Exchange Commission. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein, which speak only as of the date made.